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                                                                  Exhibit 99.1

                                         NPC
                                         Consultants in Transaction Technology


PRESS RELEASE                        Dan Shingler
                                     Media Relations
                                     National City Communications
                                     (216) 575-2441



For Immediate Release


          NPC COMPLETES ACQUISITION OF FA HOLDINGS, NAMES LEEHY HEAD
            OF CARD SERVICES, WIMSETT IN CHARGE OF CHECK SERVICES


        Louisville, KY October 24, 1997 -- National Processing, Inc.
(NYSE: NAP) announced today that its subsidiary, National Processing Company ("NPC") has completed the initial stage of its acquisition of FA Holdings, Inc. ("FA") and named FA Chief Executive Officer John Leehy to the position of an Executive Vice President of Merchant Services.

        "We are completing our acquisition on schedule," said NPC Chief Executive Officer Bob Showalter.

        FA, the soled owner of Financial Alliance Processing Services, Inc., is a leading provider of credit and debit card processing services and one of the nation's largest independent sales organizations (ISO). Financial Alliance markets its services through a direct sales force of over 250 people, as well as through a network of more than 40 ISO's. These distribution channels will continue to focus on smaller merchants, while the existing NPC sales force will continue to grow the large national account base, Showalter said.


                                (more)




                        One Oxmoor Place
                        101 Bullitt Lane, Suite 450     Telephone 502 326-7000
                        Louisville, KY 40222            Facsimile 502 326-7100





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        FA's CEO John Leehy will be responsible for card processing services, while Tom Wimsett, also Executive Vice President of Merchant Services, will focus his efforts on the check acceptance and call center services. "In discussing how FA would be integrated into National Processing, it became apparent that we has two very strong executives in John Leehy and Tom Wimsett, each with their own unique set of skills. I'm confident that the duties assigned to each of them will best leverage their respective experience for the benefit of National Processing as a whole," Showalter added.

        Financial Alliance has annual net revenues of approximately $50 million, and the acquisition will increase both the revenues and profitability of NPC's Merchant Services division. The acquisition is expected to be non-dilutive to National Processing, Inc.'s earnings per share in 1998 and accretive thereafter.


Profile of National Processing Company
--------------------------------------

        NPC is an operating subsidiary of National Processing, Inc. (NYSE:NAP) and is a leading provider of transaction processing services and customized processing solutions. Deploying technology and applications software, NPC provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National City Corporation (NYSE:NCC), a $53 billion financial services company based in Cleveland, Ohio is the majority owner of National Processing, Inc.

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